Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

November 25, 2014

NASDAQ: THST

Truett-Hurst, Inc. Elects New Independent Director

Healdsburg, California (November 25, 2014) – Truett-Hurst, Inc. today announced that Marcus Benedetti has been elected to the Board of Directors, effective November 20, 2014. As previously reported, Truett-Hurst, Inc. held its 2014 Annual Stockholder meeting on November 20, 2014. Among other matters, stockholders were asked to elect a new independent director. Marcus is President and CEO of Clover Stornetta Farms Inc., a leading manufacturer and distributor of milk and dairy products in California, Nevada and Arizona. Mr. Benedetti joined Clover in 2000, was named President and Board Member in 2006 and CEO in 2011. Mr. Benedetti also serves as a Board member of the Association of Independent Dairies of America, the Dairy Institute of California, and as an honorary advisory Board member for the UC Davis Agriculture Sustainability Institute, Community Foundation of Sonoma County and Social Advocates for Youth.

“Marcus is a proven business leader and brings a wealth of consumer product experience and relationships with large retailers.  He will add a valuable perspective to the Board, and we look forward to his contributions," stated Phillip L. Hurst, President and CEO of Truett-Hurst, Inc.

“I am pleased to accept the opportunity to join Truett-Hurst, Inc.’s Board of Directors and look forward to contributing to its success,” stated Marcus Benedetti.

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST, www.truetthurstinc.com) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

For more information, contact:	For more information, contact:
Truett-Hurst Inc.	Truett-Hurst Inc.’s Investor Relations
Paul Forgue,	Wil Lindgren, Investor Relations &
Chief Financial Officer & Chief Operations Officer	Director of Reporting and Finance
Phone: 707.431.4423	Phone: 707.431.4436
Fax: 707.395.0289	Fax: 707.395.0290

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg • CA • 95448 • F: (707) 431-4436 • email: IR@truetthurstinc.com